SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549

                               ____________

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     December 17, 1997

                                 Moog Inc.
            (Exact Name of Registrant as Specified in Charter)


      New York                  1-5129             16-0757636
(State or Other Jurisdiction  (Commission         (IRS Employer
of Incorporation)             File Number)        Identification No.)


   East Aurora, New York                          14052
(Address of Principal Executive Offices)          (Zip Code)


Registrant's telephone number, including area code (716) 652-2000


                              NONE
     (Former Name or Former Address, if Changed Since Last Report)


























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Item 5.  Other Events.

          On December 17, 1997, Moog Inc. issued the attached press release with respect to its agreement to acquire the net assets of Schaeffer Magnetics, Inc., a California corporation and a supplier of motion control devices and systems to the space industry, for a consideration of approximately $21.7 million.


Item 7.   Exhibits.

          (i)  Press release.















































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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MOOG INC.


                                         MOOG INC.
                                         (Registrant)


Date:  December 19, 1997           By:/S/WILLIAM P. BURKE
                                         William P. Burke
                                         Treasurer










































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                           [Moog Inc.]
               [East Aurora, New York 14052-0018]
                    [Telephone: 716-652-2000]
                       [Fax: 716-687-4457]

MOOG


            MOOG Inc. to Acquire SCHAEFFER MAGNETICS


     EAST AURORA, N.Y., Dec. 17 /PRNewswire/ -- MOOG Inc. (Amex:
MOG/A and MOG/B) announced today that it has entered into a definitive agreement to acquire SCHAEFFER MAGNETICS, Inc., a leading supplier to the space industry of motion control devices and systems. The closing, which awaits regulatory agency approval, is expected as early as January, 1998.

     SCHAEFFER MAGNETICS, a family-owned company, was founded in 1967 by its chief executive officer, Ernest Schaeffer, and has been dedicated to the space industry from its start. The company, which employs 150 people in Chatsworth, California, has grown to $20 million in revenue. The products are mainly electromechanical actuators and motion control systems for the positioning of solar panels, antennae, and optical devices in satellite and space systems. MOOG intends to keep the company in its present location and to keep its staff intact.

     "SCHAEFFER MAGNETICS is a leader in its field," said
Robert T. Brady, Chairman and CEO of MOOG Inc., "and its origins and philosophies are similar to our own. This acquisition gives us an enviable vertical integration in the commercial satellite business and will be an excellent complement. MOOG'S Satellite and Launch Vehicle business provided approximately 14% of our $456 million revenues in fiscal '97 and has been growing at nearly 15% per year since 1995. SCHAEFFER's growth in this field has been over 27% per year for the same period and we expect that it will be immediately accretive to earnings."

     Moog Inc. is a worldwide manufacturer of high performance controls used in commercial, industrial, aerospace and defense applications.

















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